Exhibit 99.1

[Fannie Mae Logo]

news release

Media Hotline: 1-888-326-6694
Resource Center: 1-800-732-6643

Contact: Latressa Cox, 202-752-6707

Number: 4196

Date: December 4, 2007

Fannie Mae Announces Initial Dividend for Preferred Stock Series R

WASHINGTON, DC – The Board of Directors of Fannie Mae (FNM/NYSE) today declared an initial dividend of $0.2118 per share on the company’s preferred stock Series R. The dividend payment for preferred stock Series R will be paid on December 31, 2007, to registered stock holders, as shown on the books of the corporation at the close of business on December 17, 2007, for the period from and including November 21, 2007, to but excluding December 31, 2007.

This preferred stock dividend was declared in accordance with its Certificate of Designation of Terms, which is available in the preferred stock offering circulars on the company’s Web site, www.fanniemae.com.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy securities of Fannie Mae. Nothing in this press release constitutes advice on the merits of buying or selling a particular investment.

Fannie Mae is a shareholder-owned company with a public mission. We exist to expand affordable housing and bring global capital to local communities in order to serve the U.S. housing market. Fannie Mae has a federal charter and operates in America’s secondary mortgage market to ensure that mortgage bankers and other lenders have enough funds to lend to home buyers at low rates. Our job is to help those who house America.